As filed with the Securities and Exchange Commission on December 22, 2005

Registration No. 333-63186

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLIS GROUP HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda	93-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Ten Trinity Square
London EC3P 3AX
England

(011) 44-20-7488-8111

(Address, including zip code, of Registrant’s principal executive office)

Willis Group Holdings Limited 2001 Share Purchase and Option Plan

(Full title of the Plans)

William P. Bowden, Jr.

Willis Group Holdings Limited

7 Hanover Square

New York, New York 10004

(212) 344-8888

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.000115 par value per share	15,000,000 shares	$36.765	$551,475,000	$59,078.83	(2)

(1)          Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee is based on a price of $36.765 per share, which is the average of the high and low prices of the common stock on the New York Stock Exchange on December 20, 2005 (within 5 business days before the filing date of this Registration Statement).

(2)          An aggregate total registration fee of $64,500.05 was previously paid by the Registrant in connection with the Post-Effect Amendment No.3 to Registration Statement No.333-63186, filed by the Registrant on November 1, 2005.

EXPLANATORY NOTE

This Registration Statement on Form S-8, which incorporated by reference the Registrant’s previous Registration Statement on Form S-8 (File No. 333-63186), is being filed for the purpose of registering an additional 15,000,000 shares of Common Stock, $0.000115 par value per share, of Willis Group Holdings Limited (the “Registrant” or the “Company”) for issuance under the Willis Group Holdings Limited Share Purchase and Option Plan (the “Plan”).

On May 9, 2003, the shareholders of the Company approved an increase in the number of shares available for issuance under the Plan from 10 million to 15 million, and on April 29, 2005, the shareholders approved a further increase in the number of shares available for issuance under the Plan from 15 million to 25 million.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                   Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Commission on March 8, 2005.

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005; June 30, 2005 and September 30, 2005 filed with the Commission on May 6, 2005; August 8, 2005; and November 7, respectively.

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on February 10 and 16, 2005;  April 13, 14, 22 and 28, 2005; May 4 and 5, 2005; and July 1, 27 and 28, 2005; October 18, 2005; and November 3, 9, and 14, 2005.

(d)                                 The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 21, 2001.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                   Description of Securities

See Item 3(d) above.

Item 5.                                   Interests of Named Experts and Counsel

Not applicable.

Item 6.                                   Indemnification of Directors and Officers

The Bye-laws of the Registrant provide for indemnification of the Registrant’s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the Company’s bye-laws or in a contract or arrangement between the Company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void. The directors and officers of the Registrant are covered by directors’ and officers’ insurance policies maintained by the Registrant.

Under the Amended and Restated Limited Partnership Agreement of Profit Sharing (Overseas), Limited Partnership, directors of the Registrant who are officers, directors, employees, partners, stockholders, members or agents of KKR 1996 Fund (Overseas), Limited Partnership or its affiliates are indemnified by Profit Sharing (Overseas), Limited Partnership to the fullest extent permitted by law from and against all liabilities, loss, damage or expense relating to the performance as a director of the Registrant during the period of time in which Profit Sharing (Overseas), Limited Partnership holds an interest in the Registrant; provided that such indemnification shall not cover acts not made in good faith and not in the best interest of the Profit Sharing (Overseas), Limited Partnership or constitute malfeasance.

Item 7.                                   Exemption from Registration Claimed

Not applicable.

Item 8.                                   Exhibits

4.1                         Memorandum of Association of the Company (incorporated herein by reference to Exhibit 3.1 to Registration Statement No. 333-60982).

4.2                         Form of Bye-Laws of the Company (as amended April 29, 2005) (incorporated by reference to Exhibit No. 5 to Post-Effective Amendment No.3 to Registration Statement 333-63186 filed with the Commission on November 1, 2005).

4.3                         Willis Group Holdings Limited Amended and Restated 2001 Share Purchase and Option Plan (incorporated herein by reference to Form 8-K filed with the Commission on April 22, 2005).

4.4                         Form of Specimen Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit No. 4.1 to Registration Statement No. 333-60982).

5.                               Opinion of Appleby Spurling Hunter (filed herewith).

23.1                   Consent of Deloitte & Touche (filed herewith).

23.2                   Consent of Appleby Spurling Hunter (Reference is made to Exhibit 5 filed herewith).

24                            Powers of Attorney (incorporated herein by reference to Exhibit 24 to Annual Report on Form 10-K filed with the Commission on March 8, 2005).

Item 9.                                   Undertakings

The Company hereby undertakes:

(a)  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, United States of America on the 22nd day of December, 2005.

WILLIS GROUP HOLDINGS LIMITED

By:	/s/ William P. Bowden Jr.
Name: William P. Bowden Jr.
Title: Group General Counsel

Signature	Title	Date

/s/ Joseph J. Plumeri*	Chairman and Chief Executive Officer	December 22, 2005
Joseph J. Plumeri

/s/ Thomas Colraine*	Co-Chief Operating Officer, Vice Chairman and Group Chief Financial	December 22, 2005
Thomas Colraine
Officer

/s/ Gordon M. Bethune*	Director	December 22, 2005
Gordon M. Bethune

/s/ William W. Bradley*	Director	December 22, 2005
William W. Bradley

/s/ Joseph A. Califano*	Director	December 22, 2005
Joseph A.Califano

/s/ James R. Fisher*	Director	December 22, 2005
James R. Fisher

/s/ Perry Golkin*	Director	December 22, 2005
Perry Golkin

/s/ Paul M. Hazen*	Director	December 22, 2005
Paul M. Hazen

/s/ Wendy E. Lane*	Director	December 22, 2005
Wendy E. Lane

/s/ James F. McCann*	Director	December 22, 2005
James F. McCann

/s/ Scott C. Nuttall*	Director	December 22, 2005
Scott C. Nuttall

/s/ Douglas Roberts*	Director	December 22, 2005
Douglas B. Roberts

By:	/s/ William P. Bowden Jr.
William P. Bowden Jr.
Attorney-in-fact